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                                                                      EXHIBIT 15

Kinetic Concepts, Inc.
San Antonio, Texas

Gentlemen:

Re: Registration Statement Nos. 33-26673, 33-26674

     With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 17, 1995 related to our review of interim financial information.

     Pursuant to Rule 436 (c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                            Very truly yours,

                                            KPMG Peat Marwick LLP

San Antonio, Texas
October 31, 1995